Exhibit 5.1

30 Rockefeller Plaza New York, New York 10112-4498 TEL +1 212.408.2500 FAX +1 212.408.2501 BakerBotts.com	AUSTIN BRUSSELS DALLAS DUBAI HONG KONG HOUSTON LONDON	MOSCOW NEW YORK PALO ALTO RIYADH SAN FRANCISCO WASHINGTON

November 4, 2021

Liberty Media Corporation
12300 Liberty Boulevard
Englewood, CO 80112

Ladies and Gentlemen:

As counsel for Liberty Media Corporation, a Delaware corporation (“Liberty”), we have examined and are familiar with Liberty’s Registration Statement on Form S-3 (the “Registration Statement”), filed on the date hereof with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), the sale from time to time of up to 5,347,320 shares of Liberty’s Series A Liberty SiriusXM common stock, par value $0.01 per share (the “Shares”), by the selling stockholders (the “Selling Stockholders”) named in the prospectus forming part of the Registration Statement (the “Prospectus”).

In rendering our opinion, we have examined, among other things, originals, certified copies or copies otherwise identified to our satisfaction as being copies of originals, of (i) the Exchange Agreement, dated as of November 1, 2021, among Liberty and the Selling Stockholders (the “Exchange Agreement”), (ii) the Restated Certificate of Incorporation of Liberty, dated January 24, 2017, (iii) the Amended and Restated Bylaws of Liberty, (iv) records of proceedings of Liberty’s Board of Directors, including committees thereof, with respect to the filing of the Registration Statement and the issuance of the Shares, and (v) such other documents, records, instruments and certificates of public officials and officers of Liberty as we deemed necessary or advisable for the purpose of rendering this opinion. We have assumed the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

On the basis of such examination and review, we advise you that, in our opinion, upon the issuance and delivery of the Shares in accordance with the Exchange Agreement, the Shares were duly authorized, validly issued and non-assessable.

This opinion is limited to the General Corporation Law of the State of Delaware and applicable federal law of the United States of America, in each case, as in effect on the date hereof. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.